Exhibit 10.3

CONSULTING AGREEMENT BETWEEN

WOLVERINE TUBE, INC. AND KEITH WEIL

This CONSULTING AGREEMENT (this “Agreement”), effective as of this the 19th day of February, 2007, is by and between Wolverine Tube, Inc., a Delaware corporation (“Wolverine”) and Keith Weil (“Weil”), and controls the terms of the consulting arrangement between the two parties and their respective rights and obligations to each other.

RECITALS

WHEREAS, Weil currently serves as an executive officer of Wolverine; and

WHEREAS, on February 15, 2007 Plainfield Special Situations Master Fund Limited and The Alpine Group, Inc., acquired at least fifteen percent (15%) of the voting power of the stock of Wolverine (the “Transaction”); and

WHEREAS, simultaneous with the execution of this Agreement, Weil shall enter into a Stay Pay and Separation Agreement with Wolverine (the “Stay Pay and Separation Agreement”); and

WHEREAS, among Weil’s other duties with Wolverine, Weil is heavily involved with the development of relationships with numerous potential and existing strategic relationships and other key customer relationships, and the maintenance and furtherance of these relationships are vital to the continued success and sustainability of Wolverine; and

WHEREAS, Wolverine has determined that it is in the best interest of Wolverine and its shareholders to assure both that Wolverine will have the continued services of Weil for a reasonable transition period following the Transaction, and that Weil’s talents and intimate knowledge of the tube design and manufacturing industry and of Wolverine’s operations and business will not be utilized in the furtherance of any competitor of Wolverine; and

WHEREAS, Wolverine desires to engage Weil to provide certain consulting services to Wolverine for a period of eighteen consecutive (18) months following the termination of his employment relationship with Wolverine, and Weil is willing to provide such consulting services to Wolverine; and

WHEREAS, the parties hereto desire to set forth their respective rights and obligations with respect to the consulting arrangement.

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises recited herein, agree as follows:

1. Consulting Arrangement.

(a) During the Term, Weil shall provide such advisory and consulting services as reasonably requested by Wolverine. Weil’s consulting duties shall include the following specific matters, and any other matters as may be reasonably requested by Wolverine: (i) advice and assistance with regard to the transition of the business in connection with the Transaction, (ii) promoting relationships with Wolverine’s employees, customers and constituents within the business and financial communities, (iii) continuing and developing relationships with domestic and international suppliers and customers, (iv) participating in strategic planning and helping formulate business plans, (v) assisting in efforts to arrange adequate financing to carry out business plans; and (vi) rendering consulting services to any joint venture, subsidiary or affiliated business of Wolverine.

(b) The consulting and advisory services described in this Agreement shall be of a type and level commensurate with the consulting and advisory services customarily provided by senior level executives to public companies.

2. Term and Termination. The Term of this Agreement shall be for a period of eighteen (18) consecutive months commencing on the business day immediately following the termination of Weil’s employment relationship with Wolverine as provided in Section 1(d) of the Stay Pay and Separation Agreement and ending on the eighteen month anniversary thereof (the “Term”). Notwithstanding the foregoing sentence, in the event Weil’s employment relationship with Wolverine is terminated by Wolverine for “Cause” as defined in Paragraph 1(d) of the Stay Pay and Separation Agreement, this Consulting Agreement shall become void and of no further force and effect and Weil shall have no obligation to provide the consulting services hereunder and Wolverine shall have no obligation to pay Weil the Consulting Fee described in Section 3(a) below. After the commencement of the Term, either party may terminate this Agreement and Weil’s services as a consultant hereunder for any reason prior to the expiration of the Term in which case Wolverine shall have no further obligation to pay Weil the Consulting Fee or reimburse Weil for any expenses incurred thereafter; except that, in the event such termination by Wolverine is for any reason other than Weil’s failure to comply with the written policies of Wolverine in discharging his duties hereunder, Wolverine shall continue to pay Weil the Consulting Fee described in Section 3(a) below.

3. Compensation and Benefits.

(a) During the first six (6) months of the Term, Wolverine shall pay Weil a monthly fee of $37,500.00, and beginning with the seventh month and for the remainder of the Term, Wolverine shall pay Weil a monthly fee of $22,033.33 (the “Consulting Fee”). The Consulting Fee is payable in advance on the first day of the Term and on the first day of each month thereafter, for a total of eighteen (18) payments. Weil agrees and acknowledges that the aggregate amount of cash payable pursuant to this Agreement shall not exceed $490,000.00.

(b) During the Term, Wolverine shall reimburse Weil for reasonable business, travel and lodging expenses incurred at the request of Wolverine in connection with the performance of services rendered under this Agreement. Weil shall submit an application for such reimbursement in a form acceptable to Wolverine and shall provide all backup and supporting documentation.

(c) No additional compensation or fee, other than the Consulting Fee or amounts payable under the Stay Pay and Separation Agreement, shall be payable by Wolverine to Weil by reason of any benefit gained by Wolverine directly or indirectly through Weil’s efforts on Wolverine’s behalf, nor shall Wolverine be liable in any way for any additional compensation, fee, expense reimbursement, or any other amounts unless the parties have expressly agreed thereto in writing.

4. Independent Contractor Status.

(a) Weil is an independent contractor and is not an agent of Wolverine. Weil shall not represent himself as an agent of Wolverine and may not commit or obligate Wolverine in any way to other parties.

(b) Weil shall have no authority, nor shall he represent himself as having any authority, to bind Wolverine in any manner whatsoever.

(c) Subject to Weil’s compliance with Section 4 of the Stay Pay and Separation Agreement, Weil shall be free to work for others and himself.

(d) Federal, state and local income tax, occupational tax and/or payroll tax of any kind shall not be withheld or paid by Wolverine on Weil’s behalf. Weil shall not be treated as an employee with respect to the services performed hereunder for federal, state and/or local tax purposes. Wolverine will report the amounts paid to Weil pursuant to this Agreement on IRS Form 1099 to the extent required under the Internal Revenue Code of 1986, as amended. Weil agrees to pay any applicable federal, state and/or local taxes required by law due on account of the fees paid to Weil pursuant to this Agreement.

5. Indemnification. Wolverine hereby agrees to indemnify Weil and hold Weil harmless to the fullest extent permitted by applicable law against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from Weil’s good faith performance of his duties and obligations to Wolverine hereunder. This provision is in addition to any other rights of indemnification Weil may otherwise have with respect to Wolverine.

6. Confidentiality. Weil acknowledges that he will have access to Confidential Information (as hereinafter defined) of Wolverine. Weil agrees not to disclose, communicate or divulge to, or use for the direct or indirect benefit of any person (including Weil), firm, association or any other entity (other than Wolverine or its affiliates) any Confidential Information other than in the good faith performance of its duties or in response to a legal process. “Confidential Information” includes, but is not limited to, and regardless of whether such information has been reduced to writing or designated as confidential, but only to the extent not generally known in the industry, customer and vendor lists (including any prospective customers and vendors), database, computer programs, frameworks, models, products, facilities and methods, marketing programs, sales, financial information, marketing, training and technical information, business methods, business policies, procedures, techniques, research or development projects or results, trade secrets (which includes Wolverine’s customer, vendor and prospective customer and vendor lists), systems, procedures, manuals, confidential reports, pricing policies, business plans, computer software, intellectual property, information concerning how Wolverine creates, develops, acquires or maintains its products and marketing plans, targets its potential customers, and operates its businesses, and any other information not otherwise available to the general public. If any person (including any government agency and/or employee) requests in writing the disclosure or release of Confidential Information, Weil shall, to the extent legally permissible, immediately (a) notify Wolverine of such request so that Wolverine may pursue any available remedies to prevent the disclosure or release of such Confidential Information and (ii) furnish Wolverine a copy of all written materials pertaining to such request for Confidential Information as Wolverine shall deem appropriate.

7. Legal Fees; Costs of Enforcement. Wolverine shall reimburse Weil, on a current basis, for all reasonable legal fees and related expenses incurred by Weil in seeking to obtain or enforce any right or benefit provided by this Agreement, regardless of whether or not Weil’s claim is upheld by an arbitral panel or a court of competent jurisdiction; provided, however, Weil shall be required to repay to Wolverine any such amounts to the extent that an arbitral panel or a court issues a final and non-appealable order, judgment, decree or award setting forth the determination that the position taken by Weil was frivolous or advanced by Weil in bad faith.

8. General Provisions.

(a) This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Weil’s rights and obligations under this Agreement may not be assigned without prior written consent of Wolverine. Wolverine may not assign its rights and obligations hereunder without the prior written consent of Weil, except to a successor to all or substantially all of the assets of Wolverine and then only if such assignee promptly delivers to Weil a written assumption of the obligations hereunder.

(b) All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Alabama applicable to contracts executed in and to be performed in that State.

(c) This Agreement, together with the Stay Pay and Separation Agreement, shall constitute the sole agreement between the parties hereto with respect to the subject matter hereof and shall supersede any and all prior agreements or understandings relating to the subject matter hereof. No change or amendment to this Agreement shall be binding unless in writing and signed by both parties.

(d) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e) The headings in this Agreement are for reference only, and shall not affect the meaning or interpretation of this Agreement.

(f) In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

IN WITNESS WHEREOF, Weil and Wolverine have caused this Agreement to be executed on this the 30th day of April, 2007.

WOLVERINE TUBE, INC.

By:	/s/ James Deason
JAMES DEASON
Senior Vice President and
Chief Financial Officer

By:	/s/ Keith Weil
KEITH WEIL

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